CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N‐1A of our report dated February 29, 2024, relating to the financial statements and financial highlights of 1919 Financial Services Fund and 1919 Socially Responsive Balanced Fund, (each formerly a series of Trust for Advised Portfolios), each a series of Advisor Managed Portfolios, for the year ended December 31, 2023, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information.
COHEN & COMPANY, LTD.
Philadelphia, Pennsylvania April 25, 2024

C O H E N & C O M P A N Y , L T D .
800.229.1099 | 866.818.4538 fax | cohencpa.com

Registered with the Public Company Accounting Oversight Board